EX(e)(6)(a)

Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”), by and between Century Capital Management Trust, a Massachusetts business trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”) is effective as of November 1, 2016 (the “Effective Date”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of September 1, 2012, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to reflect the liquidation of a portfolio.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CENTURY CAPITAL MANAGEMENT TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Julie Smith	By:	/s/ Jeremy O. May
Name:	Julie Smith	Name:	Jeremy O. May
Title:	Chief Financial Officer	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

Century Shares Trust

Century Small Cap Select Fund